UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13 , 2007

NORTHERN OIL AND GAS, INC.
(Name of small business issuer in its charter)

Nevada	000-30955	87-0645378
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Lake Street West, Suite 300 Wayzata, MN	55391
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 476-9800

Copies of Communications to:
Best & Flanagan LLP
Attention: Ross C. Formell
225 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
(612) 339-7121
Fax (612) 339-5897

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANTS BUSINESS AND OPERATIONS

Item 1.01 - Entry into a Material Definitive Agreement

Effective August 13, 2007, Northern Oil and Gas, Inc. (entered into a definitive agreement to acquire leasehold interests on approximately 5,000 additional net acres in Mountrail County, ND. Combined with Northern’s current leasehold position, the acquisition brings the company’s leasehold assets in Mountrail County to approximately 8,000 acres.

The leasehold assets acquired in this transaction consist of acreage immediately to the South of the Parshall Field, a successful major field development by EOG Resources targeting the Middle Bakken production zone. This acquisition increases Northern’s gross leasehold in Mountrail County by 24,000 gross acres.

This additional leasehold was acquired from Montana Oil and Gas Properties, LLC, which is owned and controlled by Mr. Tom Ryan and Mr. Steve Reger, uncles of the Company’s Chief Executive Officer, Mr. Michael Reger. The closing of the transaction is subject to a receipt of an expert opinion that the transaction is fair to the Company. The transaction is also subject to due diligence and standard closing conditions. The Company has the option to acquire the leaseholds in two closings no later than September 15, 2007 and January 2, 2008, respectively, in exchange for a total consideration of $2,500,000 and 115,000 shares of common stock.

A copy of the press release which the Company issued in connection with this letter agreement is attached as Exhibit 99.1.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 - Financial Statements and Exhibits

Exhibit 99.1 - Press Release

Exhibit Number	Description
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN OIL AND GAS, INC.

By: /s/ Michael Reger
Michael Reger, Chief Executive Officer

Date: August 17, 2007